UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 18, 2026

MVB Financial Corp
(Exact name of registrant as specified in its charter)

West Virginia	001-38314	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(d) Election of Director

On February 18, 2026, MVB Financial Corp. ("MVB" or the “Company”) issued a press release announcing the appointment of Adam Famularo as a member of the Board. Mr. Famularo is a member of the Finance Committee.

Mr. Famularo brings extensive experience in financial technology and artificial intelligence to MVB's Board. Since 2021, he has served as CEO of WorkFusion, a pioneer in agentic AI for financial crime compliance.

“A visionary business leader in agentic AI and fighting financial crime, Adam Famularo will be an invaluable asset as MVB continues to grow and scale in an ever-changing financial landscape,” Larry F. Mazza, CEO and President , MVB said.

Mr. Famularo also serves on the Boards of Lucidworks, DQ Labs, Inc. and First Due Size-Up. Mr. Famularo is dedicated to developing industry leading software, ensuring customer and partner success, building world-class teams and delivering great returns for customers, shareholders and investors.

Prior to WorkFusion, he served as CEO at erwin, Inc., which was acquired by Quest Software. As a co-founder of erwin, in collaboration with Parallax Capital Partners, he helped the world’s largest organizations discover, manage, protect and leverage enterprise data to drive successful digital transformation.

His earlier experience includes leadership roles at Verizon, where he oversaw the enterprise partner organization world-wide, and CA Technologies, where he served as a Senior Vice President and General Manager for Cloud Computing business and Storage & Data Management business units.

Mr. Famularo is a frequent contributor to industry publications and serves on the National Advisory Council for Donorschoose.org, a charity focused on helping children succeed in the classroom. He is a graduate of Harvard Business School’s General Management Program and holds a master’s degree from Dowling College and a bachelor’s degree from SUNY Oneonta.

Mr. Famularo does not have any transactions reportable under Item 404(a) of Regulation S-K and there were no arrangements or understandings pursuant to which Famularo was appointed as a director. Mr. Famularo will be entitled to the same compensation and benefits made available to the Company’s non-employee directors generally.

A copy of the Company’s press release is being furnished as Exhibit 99.1 and hereby incorporated by reference.

Item 7.01.    Regulation FD Disclosure.

On February 18, 2026, the Company issued a press release announcing the naming of current director, Dr. Kelly R. Nelson, as Board Chairman, effective February 17, 2026.

Dr. Nelson, who has been a member of the Board since 2004, replaces retiring Chairman W. Marston “Marty” Becker. Dr. Nelson currently is Chairman of the Risk & Compliance Committee and a member of the Audit Committee and Nominating & Corporate Governance Committee.

"Dr. Nelson brings a combination of medical expertise, business acumen and deep community commitment to his new role as Chairman," said Larry F. Mazza, CEO and President, MVB. "His experience makes him uniquely suited for this leadership role. Dr. Nelson previously chaired MVB’s Board Risk and Compliance Committee, directly supervising these functions for the Bank and helping our enterprise rise to the next level. In addition, Dr. Nelson assisted MedExpress urgent care scale to national prominence."

Dr. Nelson is a physician in Bridgeport, W.Va., and is affiliated with United Hospital Center. He was formerly Senior Vice President of MedExpress Urgent Care, and for the prior 27 years, the Medical Director for Medbrook Medical Associates. He is extremely active in community organizations and is currently President and Board member of the Medbrook Children’s Charity. He is a graduate of Auburn University with a Bachelor of Science degree in Biology and the University of Alabama, School of Medicine.

Item 7.01.    Regulation FD Disclosure.

On February 18, 2026, MVB Financial Corp. issued a press release announcing that its Board of Directors has declared a quarterly cash dividend of $0.17 per share to shareholders of record on March 1, 2026, payable March 15, 2026.

This is the first quarterly dividend for 2026, maintaining the dividend declared in the previous quarter.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release of MVB Financial Corp. dated February 18, 2026

99.2    Press release of MVB Financial Corp. dated February 18, 2026

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By:	/s/ Michael R. Sumbs
Michael R. Sumbs Executive Vice President and Chief Financial Officer

Date: February 18, 2026